Exhibit  10.1

WORLD OPERATIONS

March 31, 2004

Mr. Steve McCracken

296 Old Kennett Road

Kennett Square, PA 19348

Dear Steve:

We are delighted to confirm that you will join us as Chairman and Chief Executive Officer on the terms set forth below.

1.                                       Position.  President and Chief Executive Officer and a member of the Board of Directors of Owens-Illinois, Inc. (the “Board” and the “Company,” respectively), effective April 1, 2004.  Chairman of the Board following the Company’s 2004 Annual Meeting of Shareholders.

2.                                       Base Salary.  $700,000 per year, plus such increases, if any, as may be determined from time to time by the Board (“Base Salary”).

3.                                       Annual Bonus.  You will participate in the Company’s Senior Management Incentive Plan, as amended from time to time (or any successor plan).  Your target bonus will be 150% of Base Salary (the “Target Bonus”).  Your annual bonus can reach 300% of Base Salary if you exceed target annual incentives by up to 20%.  Your annual bonus for 2004 will be not less than $350,000.

4.                                       Equity Arrangements.

a.                                       Purchased Equity.  As soon as practicable following the date hereof, but in no event later than April 9, 2004, you will purchase from the Company a number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), for an aggregate purchase price of $750,000, with the number of shares calculated by dividing (x) that aggregate purchase price, by (y) the per-share closing price of the Common Stock on the New York Stock Exchange (the “Fair Market Value”) on the trading day immediately preceding the date of purchase.

b.                                      Initial Restricted Share Award.  On April 1, 2004, you will be granted an award of restricted shares in respect of 155,000 shares (“Restricted Shares”) of Common Stock under the Company’s Amended and Restated 1997 Equity Participation Plan (the

“Equity Participation Plan”).  Subject to your continued employment with the Company, 50% of the Restricted Shares will vest on the second anniversary of the date of grant, 25% on the third anniversary of the date of grant, and the remaining 25% on the fourth anniversary of the date of grant.

c.                                       Initial Stock Option.  On April 1, 2004, you will be granted a non-qualified stock option to purchase 335,000 shares of Common Stock (the “Stock Option”) under the Equity Participation Plan.  The Stock Option will have a per-share exercise price equal to the Fair Market Value on the trading day immediately preceding the date of grant, and will expire ten years and one day following the date of grant subject to earlier expiration in accordance with the terms of the standard non-qualified stock option agreement under the Equity Participation Plan.  Subject to your continued employment with the Company, 50% of the Stock Option will become exercisable on the 5th anniversary of the date of grant, and the remaining 50% will become exercisable on the 6th anniversary of the date of grant.  The Stock Option will, however, become exercisable on an accelerated basis, as indicated below, after the first anniversary of the date of grant if the average Fair Market Value per share for any period of 20 consecutive trading days (commencing after such first anniversary) is at least equal to the product of the Fair Market Value per share on the date of grant times the amount shown below under “Stock Price Multiple.”

Stock Price Multiple	Exercisable Percentage
112.0%	25%
134.5%	50%
160.5%	75%
192.5%	100%

d.                                      Future Equity-Incentive Awards.  You will be eligible for future equity-incentive awards in the sole discretion of the Board.

5.                                       Employee Benefits and Perquisites.  You will participate in the Company’s employee benefit plans (except for severance or incentive plans) as in effect from time to time, including its health plan and life insurance plan (collectively, the “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company.  You will be provided with four weeks (20 days) per year of paid vacation.  You will have use of a Company car and will be reimbursed for reasonable fees paid for financial consulting.  You will participate in the Company’s supplemental retirement plan, with accelerated vesting in order to meet the service requirements after five years of service, and we intend to work with you to coordinate your pension benefits with those you earned from your former employer.

6.                                       Relocation.  The Company will reimburse you for reasonable and customary relocation expenses (including temporary living expenses and the 5% brokerage commission on the sale of your home in Kennett Square, Pennsylvania) under its policies incurred by you in connection with the relocation of your primary residence (and personal belongings).  The

Company also will pay you an amount up to $300,000 in the event the sale of your home in Kennett Square, Pennsylvania results in a loss to you (i.e., the amount received by you, net of any unreimbursed brokerage commissions, is less than $1,500,000).

7.                                       Miscellaneous.

a.                                       Governing Law.  This letter agreement (“Letter Agreement”) will be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws principles thereof.

b.                                      Entire Agreement/Amendments.  This Letter Agreement and the provisions of Appendix A contain the entire understanding of the parties with respect to your employment by the Company.  Appendix A is made a part of this Letter Agreement and is incorporated by reference.  This Letter Agreement (including Appendix A) may not be amended except by written instrument signed by the parties hereto.  This Letter Agreement replaces and supercedes any prior agreements between the parties, whether written or oral.

c.                                       No Waiver.  The failure of the Company or you to insist upon strict adherence to any term of this Letter Agreement will not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Letter Agreement.

d.                                      Executive Representation.  You represent to the Company that the execution of this Letter Agreement by you and the performance by you of your duties to the Company will not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which you are a party or otherwise bound.

e.                                       Withholding Taxes.  The Company may withhold from the amounts payable under this Letter Agreement any amounts required by law.

f.                                         Counterparts.  This Letter Agreement may be signed in counterparts, each of which will be an original.

Steve, we look forward with great pleasure to working with you.  Please counter-sign this Letter Agreement in the space indicated below, and return an original to my attention.

Sincerely,

/s/James W. Baehren
By: James W. Baehren
Its: Senior Vice President

Acknowledged and Agreed:

STEVE MCCRACKEN

/s/Steven R. McCracken

— Appendix A —

Provisions Relating to Termination of Employment and Restrictive Covenants

This Appendix A forms a part of the Letter Agreement between Owens-Illinois, Inc. and Steve McCracken, dated March 31, 2004, to which this Appendix A is attached.  Capitalized terms used herein will have the meaning set forth in the Letter Agreement, unless otherwise defined below.

Paragraph 1.                              Termination of Employment.

a.                                       By the Company Without Cause.  Your employment may be terminated by the Company at any time without Cause (as defined below, but which does not include termination due to your disability), in which case you will receive:

(i)                                     the Accrued Rights (as defined below);

(ii)                                  subject to your continued compliance with the provisions of Paragraphs 2 and 3 of this Appendix A, an amount equal to two times the sum of (x) your Base Salary, and (y) your Target Bonus, payable in equal monthly installments over a period of 24 months after termination of employment; and

(iii)                               continued coverage under the Company’s health plan in which you participated at the time of your termination of employment for a period of up to 24 months, subject to your payment of the same premiums you would have paid as an active employee; provided that this continued coverage will terminate if you become covered under a subsequent employer’s health plan.

Following such termination of employment, except as set forth in this Paragraph 1(a), you will have no further rights to any other compensation or benefits under the Letter Agreement and this Appendix A.

b.                                      By the Company For Cause or by Your Resignation For Any Reason.  Your employment may be terminated by the Company at any time for Cause and will terminate automatically upon your resignation for any reason.  If your employment is terminated by the Company for Cause, or if you resign, you will receive the Accrued Rights. Following such termination of employment, except as set forth in this Paragraph 1(b), you will have no further rights to any other compensation or benefits under the Letter Agreement and this Appendix A.

c.                                       Certain Definitions.

(i)                                     “Cause” means (A) your continued failure substantially to perform your duties to the Company or any of its subsidiaries or affiliates (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Company to you of such failure, (B) your commission of a felony under the laws of the United States or any state thereof or a misdemeanor involving moral turpitude, (C) your willful malfeasance or willful misconduct in connection with your duties to the Company, its subsidiaries or affiliates, or any act or omission which is injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates, or (D) your breach of the provisions of Paragraphs 2 or 3 of this Appendix A.

(ii)                                  “Accrued Rights” means: (A) the Base Salary through the date of termination; (B) any annual bonus earned but unpaid for any previously completed fiscal year; (C) such Employee Benefits as to which you may be entitled; and (D) any supplemental retirement plan vesting as to which you may be entitled under Section 5 of the Letter Agreement.

d.                                      Release.  Your receipt of any amounts under this Paragraph 1 (other than the Accrued Rights) will be subject to and conditioned on your execution and non-revocation of a general release on terms reasonably satisfactory to the Company.

Paragraph 2.                              Non-Competition.

a.                                       You acknowledge and recognize the highly competitive nature of the businesses of the Company and its affiliates and accordingly agree as follows:

(i)                                     While employed and for a period of one year thereafter, you will not, directly or indirectly: (A) engage in, invest in, or enter into the employ of or otherwise render any services to, any business that competes with the business of the Company or its affiliates (including, without limitation, businesses which the Company or its affiliates have specific plans to conduct in the future and as to which you are aware of such planning) in any geographical area where the Company or its affiliates manufactures, produces, sells, leases, rents, licenses or otherwise provides its products or services (a “Competitive Business”); or (B) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of the Letter Agreement) between the Company or any of its affiliates and customers, clients, suppliers, or investors of the Company or its affiliates.  Notwithstanding anything to the contrary in this Letter Agreement, you may own up to 2% of the securities of any person engaged in the business of the Company or its affiliates that are publicly traded.

(ii)                                  While employed by the Company and for a period of two years thereafter, you will not, directly or indirectly: (A) solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates; or (B) hire any employee who was employed by the Company or its affiliates within one year prior to termination of your employment.

b.                                      It is expressly understood and agreed that, although you and the Company consider the restrictions contained in this Paragraph 2 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Appendix A is an unenforceable restriction against you, the provisions of this Appendix A will not be rendered void but will be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Appendix A is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding will not affect the enforceability of any of the other restrictions contained herein.

Paragraph 3.                              Confidentiality.  You may not disclose to any person outside the Company any non-public, proprietary or confidential information concerning the business of the Company, and its subsidiaries and affiliates, unless such information is required by law to be disclosed.

Paragraph 4.                              Specific Performance.  You acknowledge and agree that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Paragraph 2 or Paragraph 3 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach.  Accordingly, you agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, will be entitled to cease making any payments or providing any benefit otherwise required by the Letter Agreement and/or Appendix A and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.